Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

FOR IMMEDIATE RELEASE

28 November 2017

RECOMMENDED MERGER

OF

WORLDPAY GROUP PLC (“WORLDPAY”)

WITH

VANTIV, INC (“VANTIV”)

AND

VANTIV UK LIMITED (“BIDCO”)

to be effected by means of a scheme of arrangement under

Part 26 of the Companies Act 2006

PUBLICATION OF THE SCHEME DOCUMENT

On 9 August 2017, the boards of Worldpay and Vantiv announced that they had reached agreement on the terms of a recommended merger of Worldpay with Vantiv and Bidco (a subsidiary of Vantiv) in the form of a recommended offer for the entire issued and to be issued ordinary share capital of Worldpay by Vantiv and Bidco (the “Merger”). The Merger is being implemented by means of a scheme of arrangement under Part 26 of the Companies Act 2006 to be sanctioned by the Court (the “Scheme”).

Save as otherwise defined, capitalised terms in this announcement (the “Announcement”), unless otherwise defined, have the same meanings as set out in the Scheme Document (as defined below).

Publication of the Scheme Document and Prospectus

Worldpay is pleased to announce that it has today published a scheme document relating to the Merger (the “Scheme Document”). The Scheme Document is available, subject to certain restrictions relating to persons in Restricted Jurisdictions, on Worldpay’s website at www.investors.worldpay.com and on Vantiv’s website at www.vantiv.com. A copy of the Scheme Document will also be submitted to the National Storage Mechanism, where it will be available for inspection at www.morningstar.co.uk/uk/NSM.

The Scheme Document, together with associated Forms of Proxy and Mix and Match Election Forms (where applicable), will be posted to Worldpay Shareholders and those persons with information rights in hard copy on 29 November 2017. The Scheme Document sets out, among other things, the full terms and conditions of the Scheme, an explanatory statement, an expected timetable of principal events, notices of the Court Meeting and General Meeting and details of the actions to be taken by Worldpay Shareholders.

In addition, the UK Listing Authority has today approved Vantiv’s prospectus in relation to the New Vantiv Shares to be issued in connection with the Acquisition and the Secondary Listing (the “Prospectus”), and the Prospectus has been published today on Worldpay’s website at www.investors.worldpay.com and on Vantiv’s website at www.vantiv.com.

Action required

As further detailed in the Scheme Document, to become effective, the Scheme requires, among other things, that the requisite majorities of Scheme Shareholders vote in favour of the Scheme at the Court Meeting, that the requisite majority of Worldpay Shareholders vote in favour of the special resolution to be proposed at the General Meeting and that the Court approves the Scheme.

Notices convening the Court Meeting at 4.00 p.m. on 8 January 2018 and convening the General Meeting at 4.15 p.m. on 8 January 2018 (or immediately after the conclusion or adjournment of the Court Meeting), each to be held at the offices of Allen & Overy LLP at One Bishops Square, London E1 6AD, are set out in the Scheme Document. Forms of Proxy for use at such meetings are enclosed with the Scheme Document.

It is important that, for the Court Meeting in particular, as many votes as possible are cast so that the Court may be satisfied that there is a fair and reasonable representation of the Scheme Shareholders’ opinion. Scheme Shareholders are therefore strongly urged to complete, sign and return the Forms of Proxy (once received), or, alternatively, submit your proxy by electronic means, as soon as possible.

Subject to the approval of Scheme Shareholders at the Court Meeting and Worldpay Shareholders at the General Meeting, the sanction of the Scheme by the Court and the satisfaction or waiver of the other conditions to which the Scheme is subject, it is expected that the Scheme will become effective on 16 January 2018.

Holders of Worldpay Shares should carefully read the Scheme Document in its entirety before making a decision with respect to the Scheme.

Update on the Merger

Worldpay and Vantiv are pleased to announce that, in relation to the regulatory clearance conditions to which the Merger is subject:

•	the waiting period under the HSR Act has expired;

•	all required pre-closing approvals have been received from the FCA; and

•	the Dutch Central Bank has made positive decisions in respect of the integrity of all persons who need to be vetted as co-policymakers of Worldpay B.V. in relation to the proposed implementation of the Merger.

Accordingly Vantiv has confirmed that it considers that the conditions set out in the Announcement relating to the above regulatory authorities have been satisfied.

Shareholder Helpline

A shareholder helpline is available for Worldpay Shareholders. If you have any questions about the Scheme Document, the Court Meeting or the General Meeting, or how to complete the Forms of Proxy, please call Equiniti Limited on 0333 207 6334 (calls to this number from the UK will be charged at the standard national rate plus network extras) or on +44 121 415 0931 from outside the UK (calls to this number from outside the UK will be charged at the applicable international rate). Equiniti is open between 8.30 a.m. to 5.30 p.m. Monday to Friday (London time), excluding public holidays in England and Wales. Please note that Equiniti cannot provide comments on the merits of the Scheme or provide any financial, legal or tax advice and calls may be recorded and monitored for security and training purposes.

Timetable

The expected timetable of principal events for the implementation of the Scheme is set out below. All references in this document to times are to London time unless otherwise stated. The dates and times given are indicative only and are based on Worldpay’s current expectations and may be subject to change (including as a result of changes to the regulatory timetable). If any of the expected times and/or dates above change, the revised times and/or dates will be notified to Worldpay Shareholders by announcement through a Regulatory Information Service.

Event	Time and/or date

Latest time for lodging Forms of Proxy for the:

Voting Record Time for the Court Meeting and the General Meeting	6.30 p.m. on 4 January 2018 (1)

Court Meeting (blue form)	4.00 p.m. on 5 January 2018 (2)

General Meeting (yellow form)	4.15 p.m. on 5 January 2018 (3)

Vantiv Shareholders’ Meeting	9.00 a.m. (New York time) on 8 January 2018

Court Meeting	4.00 p.m. on 8 January 2018

General Meeting	4.15 p.m. on 8 January 2018(4)

The following dates are indicative only and are subject to change(5)

Court Hearing (to sanction the Scheme)	11 January 2018

Election Return Time (being the latest time for receipt of Forms of Election or Electronic Elections from CREST holders)	6.00 p.m. on 12 January 2018

Last day of dealings in, and registrations of transfers of, and disablement in CREST of, Worldpay Shares	12 January 2018

Scheme Record Time	6.00 p.m. on 12 January 2018

Dealings in Worldpay Shares suspended	7.30 a.m. on 15 January 2018

Effective Date of the Scheme	16 January 2018 (D)

Cancellation of listing of Worldpay Shares on the premium segment of the Official List and the Main Market of the London Stock Exchange	By 8.00 a.m. on 16 January 2018

Issue of New Vantiv Shares	By 8.00 a.m. (New York time) on 16 January 2018

Listing of, and commencement of dealings in, New Vantiv Shares on the New York Stock Exchange	By 8.00 a.m. (New York time) on 16 January 2018

Admission and commencement of dealings in Vantiv Shares on the London Stock Exchange	By 2.30 p.m. on 16 January 2018

New Vantiv Shares registered through DRS (in respect of Vantiv Shares held by former certificated Worldpay Shareholders)	16 January 2018

Vantiv DIs credited to CREST accounts (in respect of Scheme Shares held in uncertificated form only)	On or soon after 16 January 2018

Despatch of statements of entitlement to New Vantiv Shares held through DRS (in respect of Scheme Shares held in certificated form only)	By D+14

Despatch of cheques and crediting of CREST for Cash Consideration due under the Scheme	By D+14

Long Stop Date	31 March 2018 (6)

Notes:

(1)	If either the Court Meeting or the General Meeting is adjourned, the Voting Record Time for the relevant adjourned meeting will be 6.30 p.m. on the day which is two days before the date of the adjourned meeting, excluding any day that is not a business day.
(2)	It is requested that blue Forms of Proxy for the Court Meeting be lodged not later than 4.00 p.m. on 5 January 2018 or, in the case of an adjourned meeting, 48 hours before the time appointed for the Court Meeting, excluding any part of a day that is not a business day. Blue Forms of Proxy not so lodged may be handed to Equiniti on behalf of the Chairman of the Court Meeting before the start of the Court Meeting.
(3)	Yellow Forms of Proxy for the General Meeting must be lodged not later than 4.15 p.m. on 5 January 2018 or, in the case of an adjourned meeting, 48 hours before the time appointed for the General Meeting, excluding any part of a day that is not a business day.
(4)	Or as soon as the Court Meeting shall have concluded or been adjourned.
(5)	These dates are indicative only and will depend, among other things, on the date upon which: (i) the Conditions are satisfied or (if capable of waiver) waived; (ii) the Court sanctions the Scheme; and (iii) the Court Order is delivered to the Registrar of Companies.
(6)	This is the latest date by which the Scheme may become effective unless Vantiv and Worldpay agree (and the Panel and, if required, the Court permit) a later date.

Enquiries

Worldpay:

Charles King, Investor Relations Director	+44 (0) 203 664 6171

Claire Hardy, Head of External Communications	+44 (0) 203 664 4902

Goldman Sachs (Financial adviser to Worldpay)

Anthony Gutman	+44 (0) 207 774 1000

Stephen Considine

Owain Evans

Charlie Lytle (corporate broking)

Barclays Bank Plc (Financial Adviser to Worldpay):

Richard Taylor	+44 (0) 207 623 2323

Matthew Smith

Alisdair Gayne (corporate broking)

Robert Mayhew (corporate broking)

Finsbury (PR Adviser to Worldpay):

James Murgatroyd	+44 (0) 207 251 3801

Andrew Hughes

Vantiv

Nathan Rozof, Investor Relations	+1 513 900 4811

Andrew Ciafardini, Corporate Communications	+1 513 900 5308

Morgan Stanley (Financial adviser to Vantiv)

Seth Bergstein	+1 212 761 4000

Brad Whitman	+44 (0) 207 425 8000

Colm Donlon

Matthew Jarman

Credit Suisse (Financial Adviser to Vantiv)

Brian Gudofsky	+1 212 325 2000

Steven Geller	+44 (0) 207 888 8888

Joe Hannon

Kyle Fry

Smithfield (PR adviser to Vantiv)

John Kiely	+44 (0) 203 047 2538

Important notices

Goldman Sachs, which is authorised by the Prudential Regulation Authority and regulated by the FCA and the Prudential Regulation Authority in the U.K. is acting exclusively for Worldpay and no one else in connection with the Merger or any other matter referred to in this Announcement and will not be responsible to anyone other than Worldpay for providing the protections afforded to clients of Goldman Sachs, or for providing advice in relation to the Merger or any other matters referred to in this Announcement.

Barclays, which is authorised by the Prudential Regulation Authority and regulated in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively for Worldpay and no one else in connection with the Merger or any other matter referred to in this Announcement and will not be responsible to anyone other than Worldpay for providing the protections afforded to clients of Barclays nor for providing advice in relation to the Merger or any other matter referred to in this Announcement.

Morgan Stanley & Co. LLC, acting through its affiliate, Morgan Stanley & Co. International plc (Morgan Stanley), which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting exclusively as financial adviser to Vantiv and Bidco and no one else in connection with the Merger. In connection with such matters, Morgan Stanley, its affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Vantiv and Bidco for providing the protections afforded to clients of Morgan Stanley nor for providing advice in connection with the Merger, the contents of this Announcement or any matter referred to herein.

Credit Suisse Securities (USA) LLC, acting through its affiliate, Credit Suisse International (Credit Suisse), which is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom, is acting as financial adviser exclusively for Vantiv and Bidco and no one else in connection with the Merger and/or other matters set out in this Announcement and will not be responsible to any person other than Vantiv and Bidco for providing the protections afforded to clients of Credit Suisse, nor for providing advice in relation to the content of this Announcement, the Merger or any matter referred to herein. Neither Credit Suisse nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Credit Suisse in connection with the Merger, this Announcement, any statement contained herein or otherwise.

Further information

This Announcement is for information purposes only and is not intended to and does not constitute, or form any part of, an offer to sell or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Merger or otherwise. The Merger will be made solely by the Scheme Document (or in the event that the Merger is to be implemented by means of a Takeover Offer, the offer document), which will contain the full terms and conditions of the Merger, including details of how to vote in respect of the Scheme. Any voting decision or response in relation to the Merger should be made solely on the basis of the Scheme Document.

This Announcement does not constitute a prospectus or a prospectus equivalent document.

This Announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

Overseas Shareholders

The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom (including Restricted Jurisdictions) should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom or who are subject to the laws of another jurisdiction to vote their Worldpay Shares in respect of the Scheme at the Court Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located or to which they are subject. Any failure to comply with applicable legal or regulatory requirements of any jurisdiction may constitute a violation of securities laws in that jurisdiction. This Announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

Copies of this Announcement and any formal documentation relating to the Merger are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of acceptance of the Merger.

If the Merger is implemented by way of a Takeover Offer (unless otherwise permitted by applicable law and regulation), the Takeover Offer may not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Merger will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

Further details in relation to Worldpay Shareholders in overseas jurisdictions will be contained in the Scheme Document.

Notice to U.S. investors

The Merger relates to the shares of an English company and is being made by means of a scheme of arrangement provided for under Part 26 of the Companies Act. The Merger, implemented by way of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the U.S. Exchange Act, as amended. Accordingly, the Merger is subject to the disclosure requirements and practices applicable to a scheme of arrangement involving a target company in England listed on the London Stock Exchange, which differ from the disclosure requirements of U.S. tender offer and proxy solicitation rules. If, in the future, Vantiv exercises its right to implement the Merger by way of a Takeover Offer and determines to extend the Takeover Offer into the U.S., the Merger will be made in compliance with applicable U.S. laws and regulations.

The New Vantiv Shares to be issued pursuant to the Merger have not been registered under the U.S. Securities Act, and may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration requirements of the U.S. Securities Act. The New Vantiv Shares to be issued pursuant to the Merger will be issued pursuant to the exemption from registration provided by Section 3(a)(10) under the U.S. Securities Act. If, in the future, Vantiv exercises its right to implement the Merger by way of a Takeover Offer or otherwise in a manner that is not exempt from the registration requirements of the U.S. Securities Act, it will file a registration statement with the SEC that will contain a prospectus with respect to the issuance of New Vantiv Shares. In this event, Worldpay Shareholders are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information, and such documents will be available free of charge at the SEC’s website at www.sec.gov or by directing a request to Vantiv’s contact for enquiries identified above.

Neither the SEC nor any U.S. state securities commission has approved or disapproved of the New Vantiv Shares to be issued in connection with the Merger, or determined if this Announcement is accurate or complete. Any representation to the contrary is a criminal offence in the U.S.

Worldpay is incorporated under the laws of England and Wales. In addition, some of its officers and directors reside outside the U.S., and some or all of its assets are or may be located in jurisdictions outside the U.S. Therefore, investors may have difficulty effecting service of process within the U.S. upon those persons or recovering against Worldpay or its officers or directors on judgments of U.S. courts, including judgments based upon the civil liability provisions of the U.S. federal securities laws. It may not be possible to sue Worldpay or its officers or directors in a non-US court for violations of the U.S. securities laws.

Forward looking statements

This Announcement contains certain forward-looking statements with respect to Vantiv, Bidco and Worldpay. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “aim”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. Forward-looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, economic performance, financial conditions, dividend policy, losses and future prospects, (ii) business and management strategies and the expansion and growth of the operations of the Vantiv Group or the Worldpay Group, and (iii) the effects of government regulation on the business of the Vantiv Group or the Worldpay Group. There are many factors which could cause actual results to differ materially from those expressed or implied in forward looking statements. Among such factors are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals.

These forward-looking statements are based on numerous assumptions regarding the present and future business strategies of such persons and the environment in which each will operate in the future. By their nature, these forward-looking statements involve known and unknown risks, uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this Announcement may cause the actual results, performance or achievements of any such person, or industry results and developments, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. No assurance can be given that such expectations will prove to have been correct and persons reading this Announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this Announcement. All subsequent oral or written forward-looking statements attributable to Vantiv, Bidco or Worldpay or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. None of Vantiv, Bidco or Worldpay undertakes any obligation to update publicly or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required.

No profit forecast or estimates

No statement in this Announcement is intended as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per ordinary share, for Vantiv or Worldpay, respectively for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per ordinary share for Vantiv or Worldpay, respectively.

Dealing and Opening Position Disclosure Requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in one per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified.

An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day following the commencement of the Offer Period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in one per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the Offer Period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.

In accordance with the Code, normal United Kingdom market practice and Rule 14e-5(b) of the US Exchange Act, Barclays and its affiliates will continue to act as exempt principal trader in Worldpay securities on the London Stock Exchange. These purchases and activities by exempt principal traders which are required to be made public in the United Kingdom pursuant to the Code will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom.

Publication on website

A copy of this Announcement and the documents required to be published pursuant to Rule 26.1 and Rule 26.2 of the Code will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions), on Worldpay’s website at www.investors.worldpay.com and on Vantiv’s website at www.vantiv.com by no later than 12 noon London time on 29 November 2017.

Neither the contents of these websites nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this Announcement.

Requesting hard copy documents

In accordance with Rule 30.3 of the Code, a person so entitled may request a copy of this Announcement (and any information incorporated into it by reference to another source) in hard copy form free of charge. A person may also request that all future documents, announcements and information sent to that person in relation to the Merger should be in hard copy form. For persons who have received a copy of this Announcement in electronic form or via a website notification, a hard copy of this Announcement will not be sent unless so requested by contacting Worldpay on +44 20 3664 5777.